Exhibit 10.3

Execution Version

AMENDMENT AGREEMENT NO. 2

dated __ May 2023

in respect of

BOND TERMS

dated 5 January 2021

between, amongst others,

SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY

as Issuer

and

NORDIC TRUSTEE AS

as Bond Trustee

on behalf of the Bondholders

in the bond issue

Solis Bond Company Designated Activity Company FRN Senior Secured EUR 200,000,000
Green Bonds 2021/2024

ISIN NO0010914914

Table of Contents

1.	BACKGROUND	3

2.	DEFINITIONS AND INTERPRETATION	3

3.	CONDITIONS PRECEDENT AND SUBSEQUENT	4

4.	AMENDMENTS TO THE BOND TERMS	4

5.	FEES, COSTS AND EXPENSES	9

6.	REPRESENTATIONS	9

7.	CONTINUITY AND FURTHER ASSURANCE	10

8.	MISCELLANEOUS	10

9.	GOVERNING LAW AND JURISDICTION	10

SCHEDULE 1 CONDITIONS PRECEDENT AND SUBSEQUENT		12

THIS AMENDMENT AGREEMENT no. 2 (the "Agreement") is made on __ May 2023 by and between:

(1)	SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY, a company existing under the laws of Ireland with registered office address at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, D15 PK64, Dublin and company registration number 679734, as issuer (the "Issuer");

(2)	ALTERNUS ENERGY GROUP PLC, a public limited company incorporated under the laws of Ireland having its registered office address at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, D15 PK64, Dublin, with company number 642708 (the "Parent"); and

(3)	NORDIC TRUSTEE AS, Norwegian registration no. 963 342 624, with registered offices at Kronprinsesse Märthas plass 1, N-0160 Oslo, Norway as bond trustee on behalf of the Bondholders (the "Bond Trustee").

1.	BACKGROUND

(A)	Pursuant to the bond terms dated 5 January 2021 (as amended by an amendment agreement no. 1 dated 5 July 2021, the "Bond Terms"), made between the Issuer as issuer and the Bond Trustee as bond trustee for the Bondholders, the Issuer has issued a series of bonds (with ISIN NO0010914914) in an aggregate amount equal to EUR 140,000,000 (together the "Bonds") subject to the terms and conditions of the Bond Terms.

(B)	On 27 March 2023 the Bond Trustee issued a notice of a written resolutions in which the Issuer put forward to the Bondholders a proposal to make certain amendments to the Bond Terms (the "Written Resolutions Request"). The Written Resolutions Request was approved and resolved on 14 April 2023.

(C)	This Agreement sets out the amendments to the Bond Terms as approved by the Bondholders pursuant to the approved and resolved Written Resolutions Request.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

Terms and expressions defined in the Bond Terms shall have the meaning assigned to them therein when used in this Agreement (including in the preamble) unless otherwise specifically defined or expressed herein. In addition:

"Effective Date" means the date on which the Bond Trustee is satisfied that all conditions precedent set out in Part I (Conditions Precedent) of Schedule 1 (Conditions Precedent and Subsequent) have been met or waived. The Bond Trustee shall notify the Issuer upon being so satisfied.

"Party" means a party to this Agreement.

2.2	Construction

The provisions of Clause 1.2 (Construction) of the Bond Terms apply to this Agreement as if they were set out herein in their entirety.

SECTION 2

AMENDMENTS

3.	conditions precedent and subsequent

3.1	Effective Date

(a)	Subject to satisfaction or waiver of the conditions precedent set out in Part I (Conditions Precedent) of Schedule 1 (Conditions Precedent and Subsequent), which shall be in form and with content satisfactory to the Bond Trustee, the Parties agree that on and with effect from the Effective Date the Bond Terms shall be amended as set out in Clause 4 (Amendments to the Bond Terms).

(b)	Furthermore, with effect from the Effective Date, references in the Bond Terms to "this Bond Terms", "hereof", "hereby", "hereto", and the like and references to the "Bond Terms" in any other Finance Document shall be construed as references to the Bond Terms as amended by this Agreement.

3.2	Conditions subsequent

(a)	Each of the Issuer and the Parent shall deliver (and shall procure that each other relevant Obligor deliver) to the Bond Trustee of all documents mentioned in paragraph (b) of Clause 7.2 (Security confirmation) of this Agreement and all documents listed in Part II (Conditions Subsequent) of Schedule 1 (Conditions Precedent and Subsequent) to this Agreement, in form and substance acceptable to the Agent, on or before 9 June 2023.

(b)	If the Issuer and/or the Parent (as the case may be) fails to comply with this Clause 3.2 (Conditions subsequent), the Bond Trustee may by notice to the Issuer and the Parent declare:

(i)	that the Issuer and the Parent are in breach of their obligations contained herein and as a consequence thereof the amendments set out in Clause 4 (Amendments to the Bond Terms) of this Agreement shall be reversed and become null and void; and

(ii)	Event of Default under the Bond Agreement and accelerate the Bonds in accordance with Clause 14.2 (Acceleration of the Bonds) and Clause 14.3 (Bondholders' instructions) of the Bond Terms (as the case may be).

4.	AMENDMENTS TO THE BOND TERMS

(a)	The following definition in Clause 1.1 (Definitions) of the Bond Terms shall be amended to read:

"Change of Control Event" means:

(a)	if the Parent ceases to own and control, directly or indirectly, 100 per cent of the issued capital and votes of the Issuer, except if the Parent ceases to own, directly or indirectly, 100 per cent., but always continue to own, directly or indirectly, above 50 per cent., of the issued capital and vote of the Issuer, as a result of the business combination agreement with Clean Earth Acquisition Corp.; or

(b)	if any person, or a group of persons under the same Decisive Influence, or two or more persons acting in concert, other than the Major Shareholder, obtain Decisive Influence over the Parent.

(b)	The following definition shall be added to Clause 1.1 (Definitions) of the Bond Terms:

"Equity Cure" has the meaning given to it in Clause 13.2.12 (Equity Cure).

(c)	The following definition shall be added to Clause 1.1 (Definitions) of the Bond Terms:

"Equity Offering" has the meaning given to it in Clause 13.2.12 (Equity Cure).

(d)	The following definition shall be added to Clause 1.1 (Definitions) of the Bond Terms:

"Midco" means AEG JD 03 Limited, an existing Irish registered company ultimately owned by Alternus Energy Group Plc, to be the intercompany transferred below Alternus Energy Group Plc and its wholly owned Subsidiary Alternus LUX 01 S.à r.l. and above the Issuer and AEG MH 02 Limited (the holdco entity holding certain development assets) for the purpose of issuance of the Preference Shares as described in Clause 13.2.14.

(e)	The following definition shall be added to Clause 1.1 (Definitions) of the Bond Terms:

"Sale Proceeds" has the meaning prescribed to it in Clause 13.2.13 (Sales and Repayment Cure).

(f)	The following definition shall be added to Clause 1.1 (Definitions) of the Bond Terms:

"Sales and Repayment Cure" has the meaning prescribed to it in Clause 13.2.13 (Sales and Repayment Cure).

(g)	Clause 10.1 (Redemption of Bonds) shall be amended to read as follows:

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 107.5 per cent of the Nominal Amount.

(h)	Clause 10.2 (Voluntary early redemption – Call Option) shall be amended to read as follows:

(a)	The Issuer may redeem all or some of the Outstanding Bonds (the "Call Option") on any Business Day:

(i)	to, but excluding 30 June 2023 at a price of 105 per cent of the Nominal Value, plus all interest incurred on the redeemed Bonds;

(ii)	from and including 30 June 2023 at a price of 107.5 per cent of the Nominal Amount, plus all interest incurred on the redeemed Bonds.

(b)	Any redemption of Bonds pursuant to paragraph (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

(c)	If the Call Option is exercised for less than all of the Outstanding Bonds, the Call Option shall be exercised in respect of Outstanding Bonds with a Nominal Amount of EUR 7,000,000 or multiples thereof.

(d)	The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least ten (10) Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer shall specify the Call Option Repayment Date, but may be withdrawn at the discretion of the Issuer with no less than least three (3) Business Days written notice to the Bondholders prior to the Call Option Repayment Date.

(e)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

(i)	Clause 12.2 (Requirements as to Financial Reports) shall be amended to read as follows:

(a)	The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports) and in connection with the application of the Incurrence Test and as otherwise required, a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer of the Issuer, certifying inter alia that the Financial Reports are fairly representing its financial condition as at the date of those financial statements and setting out (in reasonable detail) computations evidencing compliance with Clause 13.3 (Financial Covenants) as at such date.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using GAAP consistently applied.

(c)	In addition to the reporting obligation above, the Issuer shall within 10 Business Days after the end of each month, provide key financial figures for the Restricted Group and a Compliance Certificate to the Bond Trustee and provide bi-weekly updates on the refinancing process, including any potential asset sales to the Bond Trustee (or its nominee) and its legal advisor;

(d)	The Issuer shall furthermore:

(i)	upon the request of Bondholders holding a majority of the Bonds, grant the Bond Trustee the right to appoint an observer to the board of the Issuer, which shall have the right to participate in all board meetings and receive all information as requested (acting reasonably); and

(ii)	upon request of the Bond Trustee, attend weekly update calls relating to the refinancing process and any potential asset sales.

(j)	A new Clause 13.2.12 (Equity Cure) shall be included in the Bond Terms and read as follows:

(a)	The Parent and the Issuer shall undertake to use all reasonable endeavours to provide new equity to the Issuer in the minimum amount of EUR 14,000,000 in the form of paid-in share capital and/or Subordinated Loan funded by the Parent by 15 May 2023 (the "Equity Cure").

(b)	The Parent shall immediately initiate preparatory steps for an equity offering in the Norwegian market (the "Equity Offering") and shall engage two reputable Norwegian investment banks acceptable for the Bond Trustee as managers in order to conduct an equity offering.

(c)	If the Parent has not by 21 April 2023 provided a firm, committed, unconditional and signed term sheet for the Equity Cure in a form satisfactory to the Bond Trustee or its nominee, the Parent shall commence the Equity Offering on such date.

(d)	The amount of the Equity Cure shall be paid into an escrow account in the name of the Issuer which shall be pledged and blocked in favour of the Bond Trustee (acting on behalf of the Bondholders) by 15 May 2023.

(k)	A new Clause 13.2.13 (Sales and Repayment Cure) shall be included in the Bond Terms and read as follows:

(a)	If the Issuer instead (i) is able to provide to the Bond Trustee an unconditional committed and signed term sheet for the sale of one or more PV Assets in a minimum amount of EUR 50,000,000 (the "Sale Proceeds") by 21 April 2023, and (ii) receives the Sale Proceeds (net of tax payable on such amount) in an escrow account held by the Issuer and pledged and blocked in favour of the Bond Trustee by 15 May 2023 and immediately thereafter to be applied towards partial redemption of the Bonds (the "Sales and Repayment Cure"), then the requirement to complete the Equity Cure will cease.

(b)	A disposal of PV Assets shall be an arm's length transaction at fair market value pursuant to Clauses 13.1.9 (Arm's length transactions) and 13.2.3 (Disposals).

(l)	A new Clause 13.2.14 (Preference Shares) shall be included in the Bond Terms and read as follows:

(a)	The Parent shall make arrangements whereby the Bond Trustee (or its nominee) by 30 April 2023 will receive a preference share (the "Preference Share") without any compensation being paid by the Bond Trustee in a Midco that will hold certain development assets indirectly owned by the Parent.

(b)	The Preference Share will be non-controlling, non-voting, but will provide preference to the Bond Trustee (on behalf of Bondholders) on any distributions from the development assets through Midco up to an amount of EUR 10,000,000.

(c)	The Preference Share will be redeemable at the option of Midco upon the full redemption and settlement of any outstanding amounts in respect of the Bonds but nevertheless mandatorily redeemable at EUR 10,000,000 to be paid in cash on the date falling 20 Business Days after the Maturity Date if the Bonds have not been fully repaid.

(d)	In the event that the Preference Share is not redeemed as set out above, the Bond Trustee will on behalf of the Bondholders have the right to instruct the board of Midco to effect and complete a sale process of certain development assets held by the Subsidiaries of Midco to procure the payment of the EUR 10,000,000 redemption amount.

(e)	The Parent will also undertake and ensure that:

(i)	no Distributions are made by Midco (or by any Subsidiaries of Midco to any direct or indirect shareholder of Midco) until the Preference Share has been redeemed in full;

(ii)	Midco and its Subsidiaries shall not incur, create or permit to subsist any Financial Indebtedness in excess of an aggregate amount of EUR 40,000,000 unless an amount of EUR 10,000,000 been paid into an escrow account in the name of the Parent or the Issuer which shall be pledged and blocked in favour of the Bond Trustee (acting on behalf of the Bondholders); and

(iii)	Midco and its Subsidiaries shall not create, permit to subsist or allow to exist any Security over any of its present or future assets, its revenues or its shares securing indebtedness exceeding EUR 40,000,000.

(m)	A new Clause 13.3.6 (Temporarily Waiver) shall be included in the Bond Terms and read as follows:

Notwithstanding anything set out above in this Clause 13.3, until but excluding 30 June 2023, the Liquidity covenant set out in Clause 13.3.1 (Liquidity), the Equity Ratio covenant set out in Clause 13.3.2 (Equity Ratio) and the Leverage Ratio covenant set out in Clause 13.3.3 (Leverage Ratio) shall be temporarily waived.

SECTION 3

MISCELLANEOUS

5.	Fees, costs and expenses

5.1	Amendment Fee

The Issuer shall no later than 21 April 2023 pay to the Bondholders on a pro rata basis a one-time amendment fee of 1 per cent. of the Nominal Amount of the Outstanding Bonds (equal to EUR 1,400,000 in aggregate) (the "Amendment Fee").

5.2	Transaction expenses

The Issuer shall promptly on demand pay the Bond Trustee the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing, execution, perfection, amendment, enforcement and preservation of this Agreement and any other documents referred to in this Agreement.

5.3	Non-recoverable costs

The costs and expenses specified in this Clause 5.3 (Fees, costs and expenses) shall be payable by the Issuer in any event and shall under no circumstances be recoverable. The Issuer's obligation to pay any costs and expenses hereunder shall survive the termination date of the Bonds and of this Agreement.

6.	REPRESENTATIONS

6.1	Representations and warranties

(a)	The Issuer hereby represents and warrants to the Bond Trustee that as of the date of this Agreement all representations and warranties set out in Clause 7 (Representations and warranties) of the Bond Terms are true in all material respects, save for the Liquidity covenant set out in Clause 13.3.1 (Liquidity), the Equity Ratio covenant set out in Clause 13.3.2 (Equity Ratio) and the Leverage Ratio covenant set out in Clause 13.3.3 (Leverage Ratio) which shall be temporarily waived.

(b)	The representations and warranties are deemed to be repeated on the Effective Date, with reference to the facts and circumstances then existing.

(c)	The Issuer acknowledges that the Bond Trustee has entered into this Agreement in full reliance on the representations and warranties made by it pursuant to this Clause 6.

7.	Continuity and further assurance

7.1	Continuing obligations

The Issuer confirms that, notwithstanding the amendments effected by this Agreement each Finance Document (save for the amendments described above and/or any other amendment agreement) to which it is a party shall continue in full force and effect and shall extend to the liabilities and the obligations of the Issuer, under the Bond Terms as amended by this Agreement and all other Finance Documents.

7.2	Security confirmation

(a)	In consideration for the entry into this Agreement, each of the Issuer and the Parent confirms, acknowledges and agrees that the Security created or purporting to be created by it and in the case of the Issuer each other Obligor under any Transaction Security Documents shall, save as amended by this Agreement, continue in full force and effect as continuing security and extend to and secure all the liabilities and obligations of the Issuer under the Bond Terms (including, for the avoidance of doubt, any such liabilities and obligations as amended by the terms of this Agreement).

(b)	Without prejudice to the generality of paragraph (a) above, the Issuer and the Parent hereby undertakes to also enter into any required Italian law governed confirmation and extension deeds with respect all existing Transaction Security governed by Italian law created by it, and will procure that each of its Subsidiaries will enter into any required Italian law governed confirmation and extension deeds with respect to all existing Transaction Security governed by Italian law created by each of them (if any), in each case, in form and substance satisfactory to the Bond Trustee and by no later than 9 June 2023.

8.	MISCELLANEOUS

8.1	Finance Document

This Agreement is a Finance Document for the purpose of the Bond Terms.

8.2	Effective Date

If the Effective Date has not occurred on or prior to 16 May 2023, this Agreement shall terminate and no amendments pursuant to this Agreement will come into effect.

8.3	Incorporation of terms

The provisions of Clause 18.3 (Notices, contact information) of the Bond Terms shall apply correspondingly to this Agreement.

SECTION 4

GOVERNING LAW AND ENFORCEMENT

9.	Governing law and jurisdiction

9.1	Governing law

(a)	Subject to (b) below, this Agreement and any dispute arising out of or in connection with it, shall be governed by, and construed in accordance with Norwegian law.

(b)	Paragraph (a) of Clause 7.2 (Security Confirmation) shall be governed by the laws of Ireland to the extent the Transaction Security is governed by the laws of Ireland.

9.2	Jurisdiction

(a)	The courts of Norway, with Oslo district court (Nw. Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement a "Dispute").

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 9.2 (Jurisdiction) is for the benefit of the Bond Trustee only. As a result, the Bond Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bond Trustee may take concurrent proceedings in any number of jurisdictions.

9.3	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints Advokatfirmaet Thommessen AS as its agent for service of process in relation to any proceedings in connection with this Agreement; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

[Signature page to follow]

Schedule 1

Conditions Precedent and Subsequent

Part I

Conditions Precedent

1.	The Issuer, Midco and the Parent

(a)	A copy of the constitutional documents of the Issuer, the Parent and Midco.

(b)	A copy of a resolution of the board of directors of the Issuer and the Parent:

(i)	approving the terms of, and the transactions contemplated by, the Agreement and any other Finance Documents or Transaction Documents (as defined below) (together the "Documents") to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Documents to which it is a party.

(c)	All necessary corporate resolutions as required for the issuance of the Preference Share of Midco.

(d)	If applicable, a copy of a resolution signed by all the holders of the issued shares in the Issuer or a resolution of the board of directors of the holder of the issued shares in the Issuer, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Issuer is a party.

(e)	A copy of a certificate from a director of each of the Issuer and the Parent confirming that each copy document relating to it set out in Part I (Conditions Precedent) of this Schedule 1 is correct, complete and in full force and effect as at the Effective Date and including a specimen signature of each person authorised by the resolutions referred to in paragraph (b) above.

2.	Finance Documents

(a)	This Agreement duly executed by the parties hereto and any other agreement required for the implementation of the amendments, duly executed by the parties thereto.

(b)	Any other agreement (including any amendment, confirmation or similar documents in respect of any Security), notice, undertaking, documents and registration or other action required to implement the relevant terms of the Proposal (the "Transaction Documents"), duly executed by the parties thereto.

3.	Other documents and evidence

(a)	No Event of Default having occurred and being continuing (unless the Event of Default have been waived).

(b)	Settlement of the Amendment Fee and any other fees or costs incurred by of the Bond Trustee, its advisors and nominees.

4.	Legal opinion

The delivery to the Bond Trustee of any legal opinions as may be reasonably required by the Bond Trustee in relation to the implementation of the Proposal and confirming the due execution by the Issuer of the Agreement and any other Finance Document or Transaction Document.

Part II

Conditions Subsequent

1.	The Obligors

(a)	A copy of the constitutional documents of the relevant Obligor.

(b)	A copy of a resolution of the board of directors of the relevant Obligor:

(i)	approving the terms of, and the transactions contemplated by any Finance Documents or any other document that to which it is a party and resolving that it execute, deliver and perform the Finance Documents and any other document to which it is a party (together the "Documents");

(ii)	authorising a specified person or persons to execute all Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Documents to which it is a party.

(c)	If applicable, a copy of a resolution signed by all the holders of the issued shares in the relevant Obligor or a resolution of the board of directors of the holder of the issued shares in the relevant Obligor, approving the terms of, and the transactions contemplated by, the Documents to which the Obligor is a party.

2.	Finance Documents

(a)	An Italian law governed confirmation and extension deed in form and substance satisfactory to the Bond Trustee executed by each party to an Italian law governed Transaction Security Document (including the Issuer and each Italian Guarantor) to be duly executed, perfected and delivered to the Bond Trustee.

(b)	Any other agreement (including any amendment, confirmation or similar documents in respect of any Security), notice, undertaking, documents and registration or other action required in connection with and implementation of the Italian law governed confirmation and extension deed listed in paragraph (a) above.

(All Finance Documents to be delivered in original).

3.	Legal opinion

The delivery to the Bond Trustee of any legal opinions as may be reasonably required by the Bond Trustee in relation to the execution and delivery of the Documents and confirming the due execution by the Issuer of the Agreement and any other Finance Document or Transaction Document.

SIGNATURE PAGE

Signed by an authorised signatory for and on behalf of

SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY
(as Issuer)

By:	/s/ Vincent Browne
Name: Vincent Browne
Title: Authorised signatory

Signed by an authorised signatory for and on behalf of

ALTERNUS ENERGY GROUP PLC
(as Parent)

By:	/s/ Vincent Browne
Name: Vincent Browne
Title: Authorised signatory

For and on behalf of

NORDIC TRUSTEE AS
(as Bond Trustee)

By:	/s/ Lars Erik Laerum
Name: Lars Erik Laerum
Title: Authorised Signatory